                                                                    EXHIBIT 4.24


               [GREENBERGER & FORMAN ATTORNEYS AT LAW LETTERHEAD]

                                                     December 11, 1997



David Collins
Striker Industries, Inc.
One Riverway, Suite 2450
Houston,  Texas  77056

        Re. Bridge Notes

Dear David:

        I write on behalf of BlueStone Capital Partners, L.P. ("BlueStones") who is agent under the various Original Issue Discount Secured Promissory Notes (the "Notes") issued by Striker Industries, Inc. ("Striker") in the aggregate remaining face amount of $332,000. Default interest at the rate of 18% per annum has been accruing since April 25, 1997, resulting in $362,876 being due as of October 28, 1997. In addition, Striker owes BlueStone $30,000 for legal fees and expenses incurred by Baker & Botts in connection with the initial public offering, and $12,000 incurred by Greenberger & Forman and $2,400 by Canadian counsel in connection with the private placement and the Notes following closing of the Private Placement.

        BlueStone is willing to refrain from taking any action to collect (i) the remaining amounts due under the Notes, or (ii) the amounts due to BlueStone for legal fees and expenses, provided Striker agrees to make, and makes, monthly payments in the amounts, and on the dates, set forth on the Schedule attached hereto. In addition, in accordance with the Warrants issued in the Private Placement, Striker shall promptly take all action necessary to register all the Shares underlying such Warrants on Form S-3 as soon as legally possible.

        BlueStone additionally agrees to expressly subordinate its security interest as Agent for holders of the Notes in the assets of Striker Paper Canada, Inc. ("Striker Canada") to all security interests, liens and floating charges of First Ontario Fund, Toronto, Canada ("FOF") in and on all such assets, both real and personal, (the "Property"), of Striker Canada securing payment of indebtedness owing by Striker Canada to FOF. BlueStone further agrees to execute and deliver promptly to FOF upon request for purposes of notice and recordation a written instrument of subordination in form and content reasonably satisfactory to each party providing

David A. Collins
December 11, 1997
Page 2


for such subordination and setting forth the aforesaid respective rights and priorities of the parties in and to the Property until all indebtedness owing by Striker Canada to FOF has been fully paid.

        In the event Striker raises in excess of $3,000,000 in any 30 day period of offering of its debt or equity, Striker shall pay immediately to BlueStone any amounts due hereunder as set forth above.

        Provided Striker agrees to the foregoing and timely complies with the obligations set forth above, BlueStone, as Agent, will waive Striker's default under the Notes.

        If Striker agrees to the foregoing, please signify its acceptance by signing below and returning a copy of this letter to me.


                                                     Very truly yours,

                                                     /s/ ROBERT W. FORMAN
                                                     ---------------------------
                                                     Robert W. Forman


AGREED AND  ACCEPTED:

STRIKER INDUSTRIES, INC.

By:  /s/ DAVID A. COLLINS
   ----------------------------------
     David A. Collins, President



cc: Mark Behrman

STRIKER INDUSTRIES, INC.


Bridge Notes

Balance due at April 25, 1997                             332,000
Interest from April 25 to October 28, 1997 @ 18%
(186,360 x 18%) x $332,000                                 30,876
                                                          -------

Balance due at October 28, 1997                           362,876
                                                          =======

Outstanding Legal Fees                                     44,400
                                                          =======

Amortization Schedule

Pmt #       Date           Opening Balance     Payment        Interest       Principal    Closing Balance
-----     ---------        ---------------    ---------       --------       ---------    ---------------
  1       17-Dec-97          362,876.00       24,000.00       5,443.14       18,556.86       334,319.14
  2       17-Jan-98          344,319.14       24,000.00       5,164.79       18,835.21       325.483.93
  3       17-Feb-98          325,483.93       24,000.00       4,882.26       19,117.74       306,366.19
  4       17-Mar-98          306,366.19       24,000.00       4,595.49       19,404.51       286,961.68
  5       17-Apr-98          286,961.68       74,450.71       4,304.43       70,146.28       216,815.39
  6       17-May-98          216,815.39       74,450.71       3,252.23       71,198.48       145,616.91
  7       17-Jun-98          145,616.91       74,450.71       2,184.25       72,266.46        73,350.46
  8       17-Jul-98           73,350.45       74,450.71       1,100.26       73,350.45            (0.00)

Pmt #       Date           Opening Balance     Payment                                    Closing Balance
-----     ---------        ---------------    ---------                                   ---------------
  1       17-Dec-97           44,400.00        3,000.00                                       41,400.00
  2       17-Jan-98           41,400.00        3,000.00                                       38,400.00
  3       17-Feb-98           38,400.00        3,000.00                                       35,400.00
  4       17-Mar-98           35,400.00        3,000.00                                       32,400.00
  5       17-Apr-98           32,400.00        8,100.00                                       24,300.00
  6       17-May-98           24,300.00        8,100.00                                       16,200.00
  7       17-Jun-98           16,200.00        8,100.00                                        8,100.00
  8       17-Jul-98            8,100.00        8,100.00                                            0.00

Total Payments Due

Pmt #       Date                               Payment
-----     ---------                           ---------
  1       17-Dec-97                          $27,000.00
  2       17-Jan-98                          $27,000.00
  3       17-Feb-98                          $27,000.00
  4       17-Mar-98                          $27,000.00
  5       17-Apr-98                          $82,550.71
  6       17-May-98                          $82,550.71
  7       17-Jun-98                          $82,550.71
  8       17-Jul-98                          $82,550.71